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                                                                    Exhibit m.2



                               LIBERTY ACORN TRUST
           AMENDED AND RESTATED RULE 12B-1 PLAN IMPLEMENTING AGREEMENT

         Liberty Acorn Trust ("Trust"), on behalf of each series (each a "Fund") of the Trust designated in APPENDIX 1 from time to time, acting severally, and Liberty Funds Distributor, Inc. ("LFDI"), a Massachusetts corporation, agree as of September 25, 2002:

         1. 12B-1 PLAN. The Trust, on behalf of its Funds, has adopted one or more "Rule l2b-1 Plan[s]" (each, a "Plan") pursuant to Rule l2b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act"). Under the Rule, a Fund may, pursuant to a Plan, pay LFDI a specified portion of the assets attributable to a class of shares of that Fund ("Class of Shares") to be used for the purposes specified in the Plan. A Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. A Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule or any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. A Plan may be terminated with respect to a Class of Shares at any time as provided in the Rule without payment of any penalty.

         This Agreement shall apply to each Fund named in APPENDIX 1 as that Appendix may be amended from time to time by the parties, in writing.

         2.       PAYMENTS, EXPENDITURES AND REPORTS.

                  A. Each Fund shall pay LFDI the amount then due LFDI under a Plan on the 20th day of each month, or, if such day is not a business day, the next business day thereafter, during the term of this Agreement.

                  B. LFDI shall expend the amounts paid to it by the Funds under a Plan in its discretion, so long as such expenditures are consistent with the Rule, the Plan, and any instructions LFDI may receive from the Trustees of the Trust.

                  C. LFDI shall make all reports required under the Act, the Rule or a Plan to the Trustees of the Trust, as provided in the Act, the Rule and any Plan or as requested by the Trustees.

         3.       CONTINUATION; AMENDMENT; TERMINATION; NOTICE.

                  A. This Agreement (i) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (ii) shall continue in effect as to the Trust or a Fund only so long as specifically approved at least annually by the Trustees or shareholders of the Trust or Fund, and (iii) may be amended at any time by written agreement of the parties, each in accordance with the Act and the Rule.

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                  B. This Agreement (i) shall terminate with respect to any Fund or any Class of Shares immediately upon the effective date of any later dated agreement, with respect to that Fund or Class of Shares, relating to the subject matter hereof, (ii) may be terminated by the Trust with respect to one or more Funds upon 60 days' notice without penalty by a vote of the Trustees of the Trust or by LFDI or otherwise in accordance with the Act, and (iii) will terminate immediately with respect to any party in the event of its assignment by that party (as defined in the Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

                  C. All notices required under this Agreement shall be in writing and delivered to the office of the other party.

         4. AGREEMENT AND DECLARATION OF TRUST. A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. As to the Trust, this Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the relevant Fund.

Agreed:

LIBERTY ACORN TRUST                           LIBERTY FUNDS DISTRIBUTOR, INC.


By:  /s/ Bruce H. Lauer                       By: /s/ James Tambone
    ---------------------------------         ----------------------------------
    Vice President and Treasurer              Co-President



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APPENDIX 1

Liberty Acorn Fund
Liberty Acorn International
Liberty Acorn USA
Liberty Acorn Twenty
Liberty Acorn Foreign Forty
Columbia Thermostat Fund


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